Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01
Citigroup Funding Inc.
FDIC-Guaranteed Medium-Term Notes due 2012
Final Term Sheet
January 23, 2009

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

FDIC Guarantee:	This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

Rating of Issuer’s Obligations:	The Issuer’s FDIC-guaranteed senior debt is rated Aaa / AAA / AAA (Moody’s / S&P / Fitch), based on the FDIC guarantee.

Offering:	FDIC-Guaranteed Medium-Term Notes due 2012

Principal Amount Issued:	US $350,000,000

Pricing Date:	January 23, 2009

Settlement Date:	January 30, 2009 (T+5)

Maturity Date:	April 30, 2012

Issue Price:	100% of the principal amount

Underwriting Discount:	0.250%

Interest Rate:	One-month USD-BBA-LIBOR Reuters LIBOR01 + 45 bps

Interest Reset Date:	Monthly on each Coupon Payment Date

Coupon Payment Dates:	On the 30th of each month or the last day of the month of February until maturity, with an adjustment for period end dates on a modified following New York Business Day Convention

First Coupon Date:	February 28th, 2009

Day Count Convention:	Actual/360

Accrue to Pay:	Yes

Interest Determination Dates:	The second London business day prior to each Interest Reset Date

Payment at Maturity:	100% of the principal amount

Early Redemption:	Not Callable

Calculation Agent:	Citibank, N.A.

Form and Denomination:	Registered Medium-Term Notes in minimum denomination and minimum increments of US$1,000.00

Clearing and Settlement:	DTC#274

Listing:	None

Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Sole Lead Manager:	Citigroup Global Markets Inc.	$292,250,000
(83.5%)

Senior Co-Managers:	Banc of America Securities LLC	$7,875,000
(2.25% each)	Barclays Capital Inc.	$7,875,000
	Deutsche Bank Securities Inc.	$7,875,000
	Goldman, Sachs & Co.	$7,875,000
	UBS Securities LLC	$7,875,000

Junior Co-Managers:	BNP Paribas Securities Corp.	$2,625,000
(0.75% each)	Credit Suisse Securities (USA) LLC	$2,625,000
	Greenwich Capital Markets, Inc.	$2,625,000
	SBK-Brooks Investment Corp.	$2,625,000
	Muriel Siebert & Co., Inc.	$2,625,000
	Bayerische Hypo-und Vereinsbank AG	$2,625,000
	Utendahl Capital Group, LLC	$2,625,000

CUSIP:	17314AAC6
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (‘SEC’) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

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